InspireMD Announces Results from Initial Clinical Study of The CGuard™ Embolic Prevention System (EPS) with SmartFitTM Technology

“Initial Clinical Study of the New CGuard™ EPS MicroNet® Covered Carotid Stent: ‘One Size Fits All’” presented at the LINC 2019 Congress

Tel Aviv, Israel— January 22, 2019 – InspireMD, Inc. (NYSE American: NSPR), developer of the CGuard™ Embolic Prevention System (EPS) for the prevention of stroke caused by the treatment of carotid artery disease, today announced details of a new investigator-initiated trial entitled, “Initial Clinical Study of the New CGuard™ EPS MicroNet® Covered Carotid Stent: ‘One Size Fits All,’” at the Leipzig Interventional Course (LINC), which is being held January 22-25, 2019 in Leipzig Germany.

Prof. Christian Wissgott, from the Institute for Diagnostic and Interventional Radiology/Neuroradiology, Westkuestenklinikum Heide – Academic Teaching Hospital of the Universities of Kiel, Luebeck and Hamburg, presented his findings using a 10mm diameter CGuard™ EPS with SmartFit™ technology across a broad range of carotid artery diameters, under a differentiated concept of “One Size Fits All.”

“One of the keys to successfully treating patients with carotid artery disease is to employ a device that is optimally sized,” commented Prof. Wissgott. “With variations of diameters between the common carotid artery (CCA) and the internal carotid artery (ICA), as well as x-ray images giving significant diameter errors due to projection angles, the correct size choice of a carotid stent is frequently challenging. I believe CGuard™ EPS with SmartFit™ technology overcomes this significant challenge.”

Prof. Wissgott concluded through in-vitro bench testing that the “One Size Fits All” CGuard™ EPS with SmartFit™ technology demonstrated a near flat chronic outward radial force in the range of 5.5 to 9.0mm diameters, meaning the force against a vessel wall in a 5.5mm vessel and that in a 9.0mm vessel are similar. In the subsequent initial clinical study of 30 consecutive routine patients with a range of carotid artery diameters from 9.0 mm in the CCA to 5.2 mm in the ICA and diameter changes between the CCA and ICA of 2.6mm, Prof. Wissgott demonstrated that, by using a 10mm diameter CGuard™ EPS in all cases, the “One Size Fits All” SmartFit™ technology readily adapts to a range of carotid artery diameter changes and offers additional protection against embolic events that can lead to stroke.

The CGuard™ EPS with SmartFit™ was implanted with 100% technical success with no peri-procedural complications and no major or minor strokes at the six-month follow up. Duplex ultrasound, which measures flow through the carotid artery, confirmed that all ECA (external carotid arteries) were fully patent in all cases. In addition, a subgroup of 10 patients underwent DW-MRI follow-up at 30 days and at six months with no new ipsilateral lesions observed.

Dr. James Barry, President and CEO of InspireMD, Inc., commented, “Prof. Wissgott’s in vitro and initial clinical evaluations show the potential of the CGuard™ EPS with SmartFit™ technology to simplify treating patients with carotid artery disease by using a “One Size Fits All” concept for a majority of carotid artery diameters within patients, and between patients, with excellent clinical results. Additionally, the CGuard™ EPS with SmartFit™ does not forshorten when implanted as do many conventional closed-cell stents and next generation double-layer stents. This allows us to offer what we believe is the easiest-to-use carotid device and procedure available on the market today, while most importantly continuing to provide maximum protection against stroke.”

About LINC

LINC is a leading global forum for new methods in the field of vascular medicine. LINC brings together medical professionals from different specialties around the world who perform endovascular interventions.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for treatment of carotid artery disease by providing outstanding acute results and durable stroke free long-term outcomes.

InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Craig Shore

Chief Financial Officer

InspireMD, Inc.

888-776-6804

craigs@inspiremd.com

Jeremy Feffer

LifeSci Advisors, LLC

212-915-2568

jeremy@lifesciadvisors.com